Exhibit 99.1

For More Information, Contact:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals Announces Two Year Recurrence Rate of 19.3%

for Joints Treated with XIAFLEX®

MALVERN, PA., June 08, 2010—Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced two year recurrence data from the long-term extension study for XIAFLEX® (collagenase clostridium histolyticum) in the treatment of Dupuytren’s contracture. The clinical study was designed to assess the durability of response following treatment with XIAFLEX as well as long-term safety and progression of disease in joints. At two years, the nominal recurrence rate for the 618 joints previously treated successfully with XIAFLEX was 19.3%.

“Surgery is not a cure for Dupuytren’s disease and recurrences are seen at 12 and 24 months after surgery,” said Dr. Clayton Peimer, Clinical Professor of Orthopedics at the Michigan State University. “The recurrence rates seen through two years after treatment with XIAFLEX should be well-received by physicians and patients who have been looking for a long-term, non-surgical treatment option that predictably works well.”

In order to qualify for the XIAFLEX long-term extension study, patients must have participated in the phase III XIAFLEX clinical trials (CORD I, CORD II, JOINT I, JOINT II, or pharmacokinetic study) and received at least one injection of XIAFLEX. Recurrence in the long-term extension study was standardized and defined as (a) a joint contracture that was successfully treated (had previously achieved a reduction in contracture to five degrees or less at the Day 30 evaluation after the last injection of XIAFLEX) and that subsequently increases by at least 20 degrees compared with the reference value having a palpable cord present, or (b) a joint which underwent surgical correction to treat contracture in that joint.

Data from the XIAFLEX Two Year Follow-up

	All Joints	MP Joints	PIP Joints
Patients from All Phase III Studies (n=950)	1,568	920	648
Patients Enrolled in Extension Study (n=634)	1,065	641	424
Patients Successfully Treated and Enrolled in Extension Study (n=474)	619 *	449 *	170
	(119/618)	(61/448)	(58/170)
Joints with Recurrence (n/%)	19.3%	13.6%	34.1%

*	One patient had unrelated hand surgery and post-operative bandaging prevented an accurate assessment of recurrence at 2 years

Other Top-Line Findings:

•	Patients who experienced a benefit of 20 degrees or more, but did not achieve success (0-5 degrees), had a higher rate of recurrence than patients who did achieve 0-5 degrees.

•	Of the 30 adverse events reported, none were considered related to XIAFLEX and none occurred in the treated finger.

•	No patients in this study have been retreated with XIAFLEX as of the two year follow-up, of which the majority of visits occurred before XIAFLEX was commercially available in the United States.

“The recurrence rate at two years following XIAFLEX treatment is comparable to the published retrospective recurrence rates of up to 34% following fasciectomy and superior to the up to 85% recurrence rate reported following needle fasciotomy,” said Dr. Philip Blazar, Assistant Professor of Orthopaedic Surgery, Harvard Medical School. “I believe that first-line treatment with XIAFLEX is a non-surgical alternative to surgery that can provide comparable outcomes and rates of recurrence.”

Literature on Surgical Recurrence

According to one paper and depending on the type of surgery performed (fasciectomy, fasciotomy, or needle aponeurotomy), surgical recurrence rates range from 2% to 60%, with an average of 33% (1). Higher recurrence rates are seen with surgery in Proximal Intra-Phalangeal (PIP) joints vs. Metacarpal Phalangeal (MP) joints (1) and with needle aponeurotomy vs. fasciectomy (2). The earliest reports of recurrence for fasciectomy were seen in 22% of female and 19% of male Dupuytren’s contracture patients at a mean of 12 months following fasciectomy (3). Additionally, a rate of up to 34% has been reported within the first two years following fasciectomy (4). At a recent conference, an abstract for a prospective trial comparing needle fasciotomy to open fasciectomy reported a recurrence rate for needle fasciotomy of 85% at a mean of 2.3 years and 23.8% at a mean of 3.7 years for fasciectomy, when recurrence was defined as a worsening of joint contractures by at least 30 degrees compared to the preoperative measurement (5).

(1)	Rayan GM. Dupuytren disease: anatomy, pathology, presentation, and treatment. J Bone Joint Surg Am. 2007;89A(1):190-198.

(2)	A.L. Van Rijssen, Journal of Hand Surgery (British and European Volume, 2006) 31B: 5: 498–501
(3)	Anwar et al., Journal of Hand Surgery, Vol. 32A No. 9 November 2007 ; 1423-1428
(4)	Leclercq C. Epidemiology. In: Tubiana R, Leclercq C, Hurst LC, Badalamente MA, Mackin EJ, eds, Dupuytren’s disease. Martin Dunitz Ltd, London, 2000; 239-249.
(5)	A.L. Van Rijssen, 2010 International Symposium on Dupuytren’s Disease

About Dupuytren’s Contracture

Dupuytren’s contracture is a condition that affects the connective tissue that lies beneath the skin in the palm. The disease is progressive in nature. Typically, skin pits then nodules develop in the palm as collagen deposits accumulate. As the disease progresses, the collagen deposits form a cord that stretches from the palm of the hand to the base of the finger. Once this cord develops, the patient’s fingers contract and the function of the hand is impaired. The incidence of Dupuytren’s disease, inclusive of pits, nodules and cords, is highest in Caucasians, historically those of Northern European descent, with a global prevalence of three to six percent of the Caucasian population. (1) Most cases of Dupuytren’s contracture occur in patients older than 50 years. (2)

The most frequently affected parts of the hand associated with Dupuytren’s contracture are the joints called the Metacarpal Phalangeal Joint, or MP joint, which is the joint closest to the palm of the hand and the Proximal Intra-Phalangeal Joint, or the PIP joint, which is the middle joint in the finger. The little finger and ring finger are most frequently involved. XIAFLEX is the only drug approved by the U.S. Food and Drug Administration for treatment of Dupuytren’s contracture, which has historically been treated primarily by an open surgical procedure.

(1)	Hurst, L. C. et al., Injectable Collagenase Clostridium Histolyticum for Dupuytren’s Contracture, New England Journal of Medicine, (2009;361:968-979)
(2)	Badalamente, M. A., Hurst, L. C. et al., Collagen as a Clinical Target: Nonoperative Treatment of Dupuytren’s Disease, The Journal of Hand Surgery, (2002; 27A:788-798)

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the interpretation of clinical data; the number of patients with Dupuytren’s; and products in development for Peyronie’s disease, Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009 and Auxilium’s Quarterly Report on Form 10-Q for the period ended March 31, 2010 under the heading “Risk Factors,” which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.